As filed with the Securities and Exchange Commission on July 6, 2020

Registration No. 333-236420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Match Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-2712887
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(214) 576-9352

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

2015 STOCK AND ANNUAL INCENTIVE PLAN

(Full title of the plan)

Jared F. Sine, Esq.

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

(Name and Address of Agent For Service)

(212) 576-9352

(Telephone number, including Area Code, of Agent For Service)

Copies to:

Lawrence K. Cagney, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.001 per share	3,912,990 (2)	N/A	N/A	N/A

(1)	Upon a stock split, stock dividend or similar transaction in the future during the effectiveness of this Registration Statement and involving Match Group, Inc. common stock, par value $0.001 per share (“Common Stock”), the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This Post-Effective Amendment on Form S-8 covers up to 3,912,990 shares of Common Stock, originally registered on the Registrant’s Registration Statement on Form S-4 (File No. 333-236420) to which this filing is an amendment and issuable in connection with the settlement of equity awards issued pursuant to the Match Group, Inc. 2015 Stock and Annual Incentive Plan, as amended by the First Amendment to the Match Group, Inc. 2015 Stock and Annual Incentive Plan and the Second Amendment to the Match Group, Inc. 2015 Stock and Annual Incentive Plan (as amended, the “2015 Match Group Plan”), that were outstanding at the time of the consummation of the Separation (as defined below) and were assumed by the Registrant pursuant to the Transaction Agreement (as defined below) on June 30, 2020.

(3)	All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registration statement on Form S-4 (File No. 333-236420) filed by the Registrant and IAC/InterActiveCorp (formerly known as IAC Holdings, Inc.) with the Securities and Exchange Commission (the “Commission”) on February 13, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on April 28, 2020, to which this Registration Statement is Post-Effective Amendment No. 3. Accordingly, no additional filing fee is required. See “Explanatory Note.”.

EXPLANATORY NOTE

Match Group, Inc., a Delaware corporation (the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-236420) (as amended, the “Form S-4”), by filing this Post-Effective Amendment No. 3 on Form S-8 (the “Post-Effective Amendment”, and together with the Form S-4, the “Registration Statement”), relating to shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant, issuable in connection with the settlement of outstanding equity awards granted pursuant to the terms of the Match Group, Inc. 2015 Stock and Annual Incentive Plan, as amended by the First Amendment to the Match Group, Inc. 2015 Stock and Annual Incentive Plan and the Second Amendment to the Match Group, Inc. 2015 Stock and Annual Incentive Plan (as amended, the “2015 Match Group Plan”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

The Form S-4 related to, among other securities, shares of Class M common stock of the Registrant, to be issued in connection with the Separation (as defined below). Effective June 30, 2020, pursuant to the terms of the Transaction Agreement (as defined below), the Registrant amended its Certificate of Incorporation to, among other things, change the name of the Registrant’s Class M common stock to “Common Stock” and to change its name from “IAC/InterActiveCorp” to “Match Group, Inc.” The Registrant’s Registration Statement on Form 8-A (File No. 001-34148) relating to the Common Stock was amended on July 1, 2020 to reflect such changes. The terms of the Common Stock, and the associated rights, otherwise remain unchanged.

On June 30, 2020, pursuant to the Transaction Agreement (the “Transaction Agreement”), dated as of December 19, 2019, as amended on April 28, 2020 and as further amended as of June 22, 2020, among the Registrant (formerly known as IAC/InterActiveCorp, a Delaware corporation (“Old IAC”) and now known as Match Group, Inc. (“New Match”)), IAC Holdings, Inc., a Delaware corporation (now known as IAC/InterActiveCorp (“New IAC”)), Valentine Merger Sub LLC, a Delaware limited liability company, and now known as Match Group Holdings II, LLC, and Match Group, Inc., a Delaware corporation (“Old Match”), the businesses of Old Match were separated from the remaining businesses of Old IAC through a series of transactions, whereby, among other things, (i) New Match retained the businesses of Old Match and certain Old IAC financing subsidiaries and (ii) the pre-transaction stockholders of the Registrant and Old Match (other than Old IAC) own the outstanding shares of common stock of New Match and the pre-transaction stockholders of the Registrant own the outstanding shares of common stock of New IAC (the “Separation”). Pursuant to the Transaction Agreement, upon completion of the Separation, the 2015 Match Group Plan was assumed by the Registrant. From and following such date, the Registrant became the sponsor of the 2015 Match Group Plan and issuer with respect to the shares of Common Stock to be issued under the 2015 Match Group Plan. All awards outstanding immediately prior to the Separation have been assumed by the Registrant and converted into awards in respect of shares of Common Stock in accordance with the Transaction Agreement. Except for being converted into awards in respect of shares of Common Stock, such converted awards shall continue on the same terms and conditions as were applicable to such awards under the 2015 Match Group Plan immediately prior to the Separation, except that (x) the number of shares of Common Stock subject to the converted awards shall be equal to the sum of (A) the number of shares of Common Stock of Old Match subject to such awards immediately prior to the Effective Time (as defined in the Transaction Agreement) plus (B) the number of shares of Common Stock equal to the product of (1) the Stock Election Amount (as defined in the Transaction Agreement) and (2) the total number of shares of the common stock of Old Match underlying such awards immediately prior to the Match Merger Effective Time (as defined in the Transaction Agreement), rounded down to the nearest whole share, and (y) the per share exercise price of such awards shall be equal to the quotient of (A) the aggregate exercise or reference price applicable to such Old Match awards immediately prior to the Match Merger Effective Time divided by (B) the number of shares of Common Stock subject to such awards, with the result rounded up to the nearest hundredth of one cent.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on February 28, 2020) and Amendment No. 1 on Form 10-K/A (filed on April 29, 2020);

(2)	The Registrant’s definitive proxy statement on Form 424B3 (filed on April 30, 2020);

(3)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed on May 8, 2020);

(4)	The Registrant’s Current Reports on Form 8-K (other than information therein that is furnished and not deemed filed with the Commission) filed on February 11, 2020, February 27, 2020, April 28, 2020, May 21, 2020, June 10, 2020, June 12, 2020, June 22, 2020, June 29, 2020, June 30, 2020, July 1, 2020 and July 2, 2020; and

(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34148) filed on June 30, 2020 and on Form 8-A/A (File No. 001-34148) filed on July 1, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party to (or is threatened to be made a party to) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party to (or is threatened to be made a party to) any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided, that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the Registrant’s Amended and Restated By-laws, the Registrant shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation, provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by law. Under the Registrant’s Amended and Restated By-laws, the Registrant is also expressly required to advance certain expenses to its directors and officers and the Registrant is permitted to, and currently does, carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. The Registrant believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Restated Certificate of Incorporation of IAC/InterActiveCorp (1)

3.2	Certificate of Amendment to Restated Certificate of Incorporation of IAC/InterActiveCorp (2)

3.3	Certificate of Amendment to Restated Certificate of Incorporation of IAC/InterActiveCorp (3)

3.4	Certificate of Amendment to Restated Certificate of Incorporation of IAC/InterActiveCorp (4)

3.5	Second Amended and Restated By-laws of Match Group, Inc. (5)

5.1	Opinion of Debevoise & Plimpton LLP

10.1	Match Group, Inc. 2015 Stock and Annual Incentive Plan (6)

10.2	First Amendment to Match Group, Inc. 2015 Stock and Annual Incentive Plan (7)

10.3	Second Amendment to Match Group, Inc. 2015 Stock and Annual Incentive Plan (8)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto)

24.1	Power of attorney (included in signature page)

(1)	Previously filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on July 1, 2020, and incorporated by reference herein.

(2)	Previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on July 1, 2020, and incorporated by reference herein.

(3)	Previously filed as Exhibit 3.6 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on July 1, 2020, and incorporated by reference herein.

(4)	Previously filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on July 1, 2020, and incorporated by reference herein.

(5)	Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on July 1, 2020, and incorporated by reference herein.

(6)	Previously filed as Exhibit 10.5 to Old Match’s Current Report on Form 8-K, filed with the Commission on November 24, 2015, and incorporated by reference herein.

(7)	Previously filed as Exhibit 10.1 to Old Match’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the Commission on August 4, 2017, and incorporated by reference herein.

(8)	Previously filed as Exhibit 10.10 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 2, 2020, and incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 6th day of July, 2020.

Match Group, Inc.

By:	/s/ Jared F. Sine
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary Swidler, Jared Sine and Francisco Villamar, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including any and all post-effective amendments), as well as any related registration statements (and any and all amendments thereto (including any and all post-effective amendments)) filed under the Securities Act, and to file the same, with exhibits, schedules and any other documents thereto, and all other documents and/or instruments necessary or advisable in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 3 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated as of July 6, 2020:

Signature	Title

/s/ Sharmistha Dubey Sharmistha Dubey	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gary Swidler Gary Swidler	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ Philip D. Eigenmann Philip D. Eigenmann	Chief Accounting Officer

/s/ Melissa Brenner Melissa Brenner	Director

/s/ Joseph Levin Joseph Levin	Director

/s/ Ann L. McDaniel Ann L. McDaniel	Director

/s/ Thomas J. McInerney Thomas J. McInerney	Director

/s/ Wendi Murdoch Wendi Murdoch	Director

/s/ Glenn H. Schiffman Glenn H. Schiffman	Director

/s/ Pamela S. Seymon Pamela S. Seymon	Director

/s/ Alan G. Spoon Alan G. Spoon	Director
/s/ Ryan Reynolds Ryan Reynolds	Director
Director

Stephen Bailey